Release Date:

October 31, 2003

NEVADA STAR RESOURCE CORP. ANNOUNCES SENIOR LEADERSHIP CHANGES

Vancouver, B.C. – Nevada Star Resource Corp. (OTC-BB: NVSRF and TSX-V: NEV) announces several senior leadership changes at the company, all effective November 1, 2003:  Gerald G. Carlson will resign his presidency; Robert Angrisano will step in as interim president; and Monty Moore will serve as interim chief executive officer of the company.

Carlson is resigning his presidency due to the demands of other business commitments; however, he will continue working with Nevada Star by serving on the board of directors.

“Gerry has successfully led Nevada Star through a time of significant growth,” said Chairman Monty Moore. “Everyone on the board is appreciative of all of the great work he has done, and we’re glad he’ll still be involved in a directorial capacity.”

Angrisano, a director at Nevada Star since 1997, has been appointed to interim president to lead the strategic identification and exploration of properties which contain metals in high demand such as platinum group elements (PGEs). To that end, Angrisano will spearhead all joint-venture discussions with major mining companies for its M.A.N. Project in Alaska.

Angrisano brings extensive business and financial expertise to the presidency.  Prior to joining Nevada Star as director, Angrisano was the president, director and principal shareholder of M.A.N. Resources, Inc.  Angrisano also has 26 years of experience as a consultant and technologist in the high tech industry; the last ten years of which he has worked as a Senior Principal Technologist for Microsoft Corp.

“I will keep Nevada Star strategically focused on the discovery and development of significant sources of metals in high demand, to maximize value for our shareholders,” said Angrisano. “I look forward to leading Nevada Star toward the continued, aggressive progress of its mineral exploration projects.”

Moore, chairman of the board, has also been appointed to interim CEO of the company.  Moore will continue to direct the company’s long-term focus on mineral exploration.

It is the intent of the board of directors to actively search for an individual with strong mining and business background to take over both positions of president and CEO.

Nevada Star Resource Corp. is a mineral exploration company that uses the most advanced technology to search for metals that are in high demand, such as platinum. Platinum is key to building hydrogen fuel cell technologies that will help significantly reduce air pollution and American dependency on foreign oil. Nevada Star Resource Corp. currently has projects in Alaska, Nevada and Utah.  For more information, including maps, photos and project descriptions, visit: www.nevadastar.com.

Nevada Star Contact:

Monty Moore, Chairman of the Board

Nevada Star Resource Corp.

Phone: 206.367. 2525

This release was prepared by management of the Company who takes full responsibility for its contents.  Neither the TSX Venture Exchange nor the NASD OTC Bulletin Board have reviewed or accept responsibility for the adequacy or accuracy of this news release.